Exhibit 99.1

Press Release

October 16, 2008

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008

LCNB Corp. today announced net income of $1,794,000 ($0.27 basic and diluted earnings per share) and $4,936,000 ($0.74 basic and diluted earnings per share) for the three and nine months ended September 30, 2008, respectively.  This compares to $1,370,000 ($0.22 basic and diluted earnings per share) and $4,365,000 ($0.69 basic and diluted earnings per share) for the same three and nine month periods in 2007. As previously reported, LCNB completed its acquisition of Sycamore National Bank as of the close of business on December 20, 2007 in a stock and cash transaction.  Accordingly, LCNB’s results for the three and nine months ended September 30, 2007 do not include the results of Sycamore National Bank.  As a result of the merger, LCNB recorded additional net loans of $42.8 million and additional deposits of $44.4 million at the time of the acquisition.

While not immune from the effects of weakening economic conditions, LCNB’s earnings reflect continued relatively strong asset quality resulting from responsible underwriting and lending practices.  Consequently, net charge-offs for the first nine months of 2008 and 2007 totaled $322,000 and $158,000, respectively. Classified loans (non-accrual, past due 90 days or more and still accruing interest, and restructured loans) totaled $2,864,000 or 0.64% of total loans at September 30, 2008, compared to $2,589,000 or 0.58% of total loans at December 31, 2007.  In addition, LCNB does not own any common or preferred stock in Freddie Mac or Fannie Mae.

Net interest income for the three and nine months ended September 30, 2008 increased $930,000 and $2,005,000, respectively, over the comparative periods in 2007 primarily due to the additional loans and deposits acquired from Sycamore and organic growth.  Also contributing to the increase in net interest income was a decrease in average rates paid on interest-bearing liabilities (primarily deposits), partially offset by a decrease in rates earned on interest-earning assets.  Non-interest income for the three and nine months ended September 30, 2008 increased by $86,000 and $210,000, respectively, over the comparative periods in 2007 primarily due to increases in check card income, insurance agency commissions, and income from bank owned life insurance.

The increases in net interest income and non-interest income were partially offset by increases of $300,000 and $1,198,000 in non-interest expense for the three and nine months ended September 30, 2008, respectively, as compared to the same periods in 2007.  The increases in non-interest expense were largely due to increases in salaries and benefits resulting from routine salary and wage increases and an increase in the number of employees.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are LCNB National Bank, with 25 offices located in Warren, Butler, Montgomery, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.   Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements.  LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.